Exhibit 99.1
Novocure Announces Preliminary Full Year and Fourth Quarter 2022 Net Revenues and Provides Company Update

Preliminary full year 2022 net revenues of $538 million and fourth quarter net revenues of $128 million

The LUNAR study met its primary endpoint, demonstrating a statistically significant and clinically meaningful improvement in overall survival

Novocure announces first patients treated with new arrays

Novocure to present at the 41st Annual J.P. Morgan Healthcare Conference at 7:30 a.m. PST on Tuesday, Jan. 10, 2023

ROOT, Switzerland – Novocure (NASDAQ: NVCR) today reported preliminary unaudited financial results and operational updates for the quarter and full year ended December 31, 2022. Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer by developing and commercializing its innovative therapy, Tumor Treating Fields (TTFields).

“2022 was a year of meaningful milestones and consistent execution towards our mission of extending survival in some of the most aggressive forms of cancer,” said William Doyle, Novocure’s Executive Chairman. “The successful LUNAR study marks the beginning of a transformational period where we anticipate final data from multiple pivotal trials. We are eager to reach these clinical milestones and energized by the prospect of treating tens of thousands of patients who could benefit from Tumor Treating Fields.”

Financial updates for the year and quarter ended December 31, 2022:
a.Total preliminary net revenues for the year ended December 31, 2022, were $537.8 million, an increase of 1% compared the prior year.
b.Total preliminary net revenues for the fourth quarter 2022 were $128.4 million.
i.The United States, EMEA, and Japan contributed $98.6 million, $17.0 million, and $7.9 million in quarterly net revenues, respectively.
ii.Revenue in Greater China from Novocure’s partnership with Zai Lab totaled $4.9 million.
c.Cash, cash equivalents and short-term investments were $969.4 million as of December 31, 2022.

Operational updates for the year and quarter ended December 31, 2022:
a.As of December 31, 2022, there were 3,430 active patients on therapy. Active patients from North America, EMEA and Japan contributed 2,191, 870, and 369, respectively.
b.1,373 prescriptions were received in the quarter. Prescriptions from North America, EMEA and Japan contributed 956, 312, and 105, respectively.

Exhibit 99.1
Quarterly updates and achievements:
a.In January 2023, Novocure announced the topline results of the pivotal LUNAR study in non-small cell lung cancer. The LUNAR study met its primary endpoint, demonstrating a statistically significant and clinically meaningful improvement in overall survival. The LUNAR study showed a statistically significant and clinically meaningful improvement in overall survival when patients were treated with TTFields and immune checkpoint inhibitors (ICI), as compared to those treated with immune checkpoint inhibitors alone, and a positive trend in overall survival when patients were treated with TTFields and docetaxel versus docetaxel alone. TTFields therapy was well tolerated by patients enrolled in the experimental arm of the study.
b.Following receipt of CE Mark for its new array in November 2022, Novocure successfully began treating patients through the company’s European limited market release. The new thinner and lighter arrays are designed for more efficient TTFields delivery and greater comfort for patients with glioblastoma (GBM).
c.In November 2022, Health Canada approved Optune® for the treatment of newly diagnosed and recurrent GBM. Novocure is actively working to secure reimbursement of Optune® for the treatment of patients in Canada.

Fourth quarter and full year 2022 financial results conference call
Novocure will host a conference call and webcast to discuss fourth quarter and full year 2022 financial results at 8:00 a.m. EST on Thursday, February 23, 2023. Analysts and investors can participate in the conference call by using the following registration link, and dial-in details will be provided.

The webcast, earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for at least 14 days following the call. Novocure has used, and intends to continue to use, its investor relations website, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

The unaudited results in this press release are preliminary and subject to the completion of the Company’s annual independent audit and, therefore, are subject to adjustment.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma and malignant pleural mesothelioma. Novocure has ongoing or completed clinical studies investigating Tumor Treating Fields in brain metastases, gastric cancer, glioblastoma, liver cancer, non-small cell lung cancer, pancreatic cancer and ovarian cancer.

Headquartered in Root, Switzerland and with a growing global footprint, Novocure has regional operating centers in Portsmouth, New Hampshire and Tokyo, as well as a

Exhibit 99.1
research center in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and Twitter.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical study progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, environmental, regulatory and political conditions as well as issues arising from the COVID-19 pandemic and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 24, 2022, and subsequent filings with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Investors:
Ingrid Goldberg
investorinfo@novocure.com
610-723-7427

Media:
Leigh Labrie
media@novocure.com
610-723-7428